UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2009

WESTERN SIZZLIN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-13650	86-0723400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Albemarle Ave SE, Roanoke, Virginia		24013
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (540) 345-3195

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

The Merger Agreement and Special Dividend

On October 22, 2009, Western Sizzlin Corporation (the “Company”), The Steak n Shake Company, an Indiana corporation (“SNS”), and Grill Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of SNS (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Under the terms of the Merger Agreement and subject to satisfaction or waiver of the conditions therein, Merger Sub will merge with and into the Company, with the Company surviving (the “Merger”). As a result of the Merger, the Company will become a wholly-owned subsidiary of SNS (the “Surviving Corporation”).

As contemplated by the Merger Agreement, on October 22, 2009 the Company declared a special dividend payable to the Company’s stockholders in the form of 1,322,806 shares of SNS common stock presently beneficially owned by an investment subsidiary of the Company (the “SNS Share Dividend”).  Each stockholder of the Company of record as of November 2, 2009, will be entitled to receive the SNS Share Dividend, which will be distributed on November 6, 2009. The SNS Share Dividend will be payable at the rate of approximately 0.4657 shares of SNS common stock for each share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), outstanding as of November 2, 2009, with any fractional share interests to be settled by a cash payment.

At the effective time of the Merger, if completed, each share of the Company’s Common Stock, issued and outstanding immediately prior to the effective time of the Merger (other than any shares owned by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be canceled and converted into the right to receive a pro rata portion of a new issue, not exceeding $22,959,000 in aggregate principal amount (subject to adjustment as provided in the Merger Agreement), of 14% redeemable subordinated debentures (the “Debentures”).   Interest on the Debentures would be payable semiannually, and the principal of the Debentures would be due in a single installment on the fifth anniversary of the closing of the Merger.   SNS may, at its option, redeem the Debentures, in whole or in part, without premium or penalty, on or after the date that is the first anniversary of the date of issuance thereof at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed, plus any accrued and unpaid interest to the date of redemption. The aggregate principal amount of these Debentures is subject to reduction on account of certain potential tax contingencies that could arise in connection with the SNS Share Dividend that will be resolved as of the date of distribution of that dividend.

The board of directors of the Company (the “Board”) approved the Merger Agreement following the unanimous recommendation of a special committee of the Board composed entirely of independent directors (the “Western Special Committee”).

Certain of the Company’s directors, executive officers and stockholders may have interests in the Merger that are different from, or in addition to, the interests of the Company’s stockholders generally and that may present actual or apparent conflicts of interests.  Three directors of the Company, Sardar Biglari, Philip L. Cooley and Jonathan Dash, and John K. H. Linnartz, the beneficial owner of approximately 2.3% of the Company’s Common Stock, exercise voting control over an aggregate of 1,243,319 shares of the Company’s Common Stock, or approximately 43.8% of its currently outstanding Common Stock, based upon filings made by such persons with the Securities and Exchange Commission (the “SEC”) to date, and are members of a “group,” within the meaning of Section 13(d)(3) of the Exchange Act, along with the Company, that beneficially owns an aggregate of 2,753,155 share of SNS’s common stock, or approximately 9.6% of its currently outstanding common stock, which includes the 1,322,806 shares owned by an investment subsidiary of the Company that that will be distributed in the SNS Share Dividend. Additionally, Mr. Biglari, the Company’s Chief Executive Officer and Chairman of the Board, is also the Chief Executive Officer and Chairman of the board of directors of SNS and Mr. Cooley, vice chairman of the Company’s board of directors, is also a director of SNS.  In recognition of these close relationships, the Merger Agreement was negotiated between Western Special Committee and a special committee of the board of directors of SNS, each of which was composed entirely of directors that had no such relationships.

The consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the stockholders of the Company and the satisfaction or waiver of other customary closing conditions.  SNS stockholders are not required to adopt the Merger Agreement or approve the Merger or the issuance of the Debentures in connection with the Merger.  The Merger and related transactions are expected to be completed by the end of the fourth quarter of 2009 or the first quarter of 2010. However, no assurance can be made that the Merger will close when expected, if at all.

The Company, SNS and Merger Sub have made customary representations, warranties and covenants in the Merger Agreement. Among other things, the Merger Agreement contains provisions pursuant to which the Western Special Committee, with the assistance of its independent advisors, may actively solicit alternative acquisition proposals for a period of 30 days after the date of the Merger Agreement. Thereafter, the Western Special Committee may not solicit competing proposals but may, subject to exceptions that permit the members of the Western Special Committee or the Board to comply with their fiduciary duties, participate in discussions or negotiations regarding unsolicited alternative proposals under certain circumstances.

The Merger Agreement may be terminated under certain circumstances, including by the Company if the Board, upon the advice of the Western Special Committee, has determined that it intends to enter into a transaction with respect to certain alternative proposals and the Company otherwise complies with the terms of the Merger Agreement.  Upon termination under specified circumstances related to the acceptance or recommendation of an acquisition proposal or the change of the Board’s recommendation in favor of the Merger, the Company would be required to pay a termination fee of $1.25 million to SNS, except that the Company will only be obligated to pay SNS a termination fee of $837,500 in the case of a termination resulting from an acquisition proposal that was submitted before November 21, 2009, subject to the terms of the Merger Agreement.  Furthermore, if the Merger Agreement is terminated by reason of failure of the Company’s stockholders to approve the Merger and adopt the Merger Agreement, the Company is required to pay SNS its reasonable out-of-pocket transaction expenses, up to $1 million.  The Merger Agreement also provides that if SNS breaches or fails to perform certain of its representations, warranties or covenants contained in the Merger Agreement under certain circumstances, the Company may terminate the Merger Agreement and require SNS to pay the Company a reverse termination fee of $500,000.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference. The Merger Agreement has been attached as an exhibit to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or SNS. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in disclosure schedules provided by the Company to SNS in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company and the SNS, rather than establishing matters as facts. Investors are also cautioned that the Merger Agreement may have different standards of materiality than standards of materiality under applicable securities laws. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the Company, SNS or Merger Sub.

The Company and SNS issued a joint press release on October 22, 2009, at approximately 9:00 P.M., announcing the execution of the Merger Agreement and declaration of the special dividend.  A copy of the press release was filed with the SEC as Rule 14a-12 proxy soliciting materials on October 23, 2009 and is incorporated herein by reference.

Additional Information Concerning The Transaction

SNS plans to file a registration statement on Form S-4 and SNS and the Company plan to file related transaction statement on Schedule 13E-3 with the SEC with respect to the Merger.  The registration statement will include the Company’s proxy statement for the special meeting of its stockholders to consider the Merger and SNS’s prospectus with respect to the Debentures.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SNS, THE COMPANY, THE MERGER AND RELATED MATTERS.  Investors will be able to obtain free copies of the registration statement and proxy statement/prospectus and transaction statement, when available, and other documents filed by the Company and SNS with the SEC through the SEC’s web site at www.sec.gov.  In addition, the Company’s stockholders will be able to obtain free copies of the registration statement, proxy statement/prospectus and transaction statement, when available, from the Company by directing such requests to Western Sizzlin Corporation, attention: Investor Relations, 401 Albemarle Ave SE, Roanoke, Virginia 24013, telephone at (540) 345-3195.

Participants In The Solicitation

The Company, SNS, and the Company’s directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Merger.  Information regarding the Company’s directors and officers and a description of their interests in the Company is contained in the Company’s definitive proxy statement on Schedule 14A with respect to its 2009 Annual Meeting of Stockholders, which was filed with the SEC on July 15, 2009, and will also be contained in the proxy statement/prospectus relating to the proposed Merger when it becomes available.   The Company’s stockholders may obtain additional information about the direct and indirect interests of the participants in the acquisition, by security holdings or otherwise, by reading the proxy statement/prospectus and other materials to be filed with the SEC when such information becomes available.

Risks Associated With Forward-Looking Statements

This report including the news release incorporated by reference herein contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws and are intended to be covered by the safe harbors created thereby.  These statements are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here.  SNS and the Company caution readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations.  Neither company undertakes to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.  Further information concerning the types of factors that could impact the companies’ businesses can be found in their filings with the SEC

Item 8.01.   Other Events.

Voting Agreement

On October 22, 2009, in connection with the Merger, The Lion Fund, L.P. and Dash Acquisitions, LLC entered into a voting agreement with SNS (the “Voting Agreements”) pursuant to which such parties have agreed to, among other things, vote all shares of the Company’s Common Stock that they beneficially own or exercise control and voting discretion over in favor of the proposal to adopt the Merger Agreement and approve the Merger and against any action or agreement that would result in a breach by the Company under the Merger Agreement or would impede or interfere with the Merger.  The Voting Agreements will terminate and have no further force or effect upon the date on which the Merger Agreement is terminated in accordance with its terms.  The foregoing is a summary of the Voting Agreements and is qualified in its entirety by the form of Voting Agreements, which is included as Exhibit F to the Merger Agreement filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated October 22, 2009, by and among Western Sizzlin Corporation, The Steak n Shake Company and Grill Acquisition Corporation*

* Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

October 23, 2009

WESTERN SIZZLIN CORPORATION

	By:	/s/ Robyn B. Mabe
		Name:	Robyn B. Mabe
		Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated October 22, 2009, by and among Western Sizzlin Corporation, The Steak n Shake Company and Grill Acquisition Corporation*

* Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.